Exhibit 99.4

CONSENT OF BLACKSTONE ADVISORY PARTNERS L.P.

June 7, 2012

Board of Directors

Opnext, Inc.

46429 Landing Parkway

Fremont, CA 94538

We hereby consent to the inclusion of our opinion letter dated March 26, 2012 to the Board of Directors of Opnext, Inc. (the “Company”) as an Annex to the joint proxy statement/prospectus relating to the proposed merger between the Company and a subsidiary of Oclaro, Inc. (the “Merger”), which joint proxy statement/prospectus forms a part of the registration statement on Form S-4 pertaining to the Merger (the “Registration Statement”), and to the references to our opinion letter and to our firm under the caption “Summary–Opinion of Opnext’s Financial Advisor,” and in the following sections under the caption “Oclaro Proposal No. 1 and Opnext Proposal No. 1–The Merger”: “Background,” “Reasons for the Merger,” and “Opinion of Opnext’s Financial Advisor.”

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ John Finley
Name:	John Finley
Title:	Senior Managing Director and Chief Legal Officer